Exhibit 99.1

NEWS RELEASE

Westell Announces New Chief Financial Officer
Adding knowledge and experience to a strong management team

AURORA, Ill. - June 28, 2013 - Westell Technologies, Inc. (NASDAQ: WSTL), a global leader of intelligent site and outside plant solutions, announces the appointment of Tom Minichiello as the company's new Senior Vice President and Chief Financial Officer. Mr. Minichiello will be responsible for all aspects of finance, as well as information technology, human resources, legal, and quality for Westell.

Mr. Minichiello most recently served as acting Chief Financial Officer for Tellabs. Since joining Tellabs in 2001, he also held the roles of Vice President of Finance and Chief Accounting Officer, interim Chief Financial Officer, Vice President of Financial Operations, Vice President of Finance for North America, Director of Finance for all of Tellabs' product divisions, and Controller for the optical networking group. Prior to joining Tellabs, Minichiello served in various financial leadership roles at Andrew Corporation. He also held a variety of financial management positions at Phelps Dodge Corporation and United Technologies. Minichiello began his career in the finance organization at Sterling Drug.

“Tom brings a wealth of financial knowledge to Westell, coupled with experience serving on the management team for a global leader in the telecommunications industry,” stated Rick Gilbert, Chairman and Chief Executive Officer of Westell. “We are pleased to have him join our team as we continue to fulfill our strategy of becoming a global leader in site and outside plant solutions focused on the high value/growth edge and access networks.”

Minichiello holds an MBA in entrepreneurship and operations management from DePaul University, a Master of Science in accounting from the University of Hartford, and a Bachelor of Arts in economics from Villanova University. Mr. Minichiello is a Certified Public Accountant.

About Westell
Westell Technologies, Inc., headquartered in Aurora, Illinois, is a global leader of intelligent site and outside plant solutions focused on the critical edge and access networks. The comprehensive solutions Westell provides enable service providers, industrial customers, tower operators, home network users, and other network operators to reduce operating costs while improving network performance. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit www.westell.com.

For additional information, contact:
Richard Gilbert
Chief Executive Officer
Westell Technologies, Inc.
+1 (630) 375-4128
InvestorRelations@westell.com